Exhibit (13)(a)

ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of [       ], 2024, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and TCW ETF Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is an open-end management investment company currently comprised of multiple series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment of Administrator

The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

The Trust currently consists of the Fund(s) listed in Schedule A to this Agreement and their respective classes of shares. In the event that the Trust establishes one or more additional Fund(s) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Trust and the Administrator at the time of the addition of such Fund.

2.	Delivery of Documents

The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Trust’s Declaration of Trust and By-laws (“Governing Documents”);

b.	The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Trustees of the Trust (the “Board”) certified by the Trust’s Secretary authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Trust and its investment adviser; and

e.	Such other certificates, documents, or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	Representations and Warranties of the Administrator

The Administrator represents and warrants to the Trust that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	Representations and Warranties of the Trust

The Trust represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.	The Registration Statement been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

h.	As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest;

i.	Where information provided by the Trust or the Trust’s Investors includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Administrator shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	Administration Services

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator.

The Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	Compensation of Administrator; Expense Reimbursement; Trust Expenses

The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Trust on behalf of each applicable Fund and the Administrator.

The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Trust expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement; cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials]; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

7.	Instructions and Advice

At any time, the Administrator may apply to any officer of the Trust or his or her designee for instructions or the independent accountants for the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust) on all matters and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund(s). Nothing in this Section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	Limitation of Liability and Indemnification

8.1 The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 13, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers, or employees.

8.2 Mutual Exclusion of Indirect and Other Loss. To the fullest extent permitted under law, in no event will either party or its affiliates or delegates, be liable for: (a) any indirect, incidental, consequential, special, punitive, exemplary or enhanced damages of any kind or nature whatsoever; or (b) loss of revenue, profit, goodwill, reputation, business or investment opportunity, anticipated savings; or (c) losses arising from any special circumstance of the other party or any person arising under this agreement or under law or otherwise in connection with, or in any way related to, this agreement; in each case whether or not such party or its delegates or affiliates have been advised of or otherwise might or should have anticipated, the possibility or likelihood of such damages. the exclusions of liability in this section will apply regardless of the form or type of action in which a claim is brought or under which it is made, whether in contract, tort (including negligence of any kind), warranty, strict liability, indemnity or any other legal or equitable grounds, and will survive failure of an exclusive remedy.

Subject to the other provisions of this Section and to the fullest extent permitted by law, the maximum aggregate liability of the Administrator to the Trust during the Term and thereafter, arising from or in connection with this Agreement, regardless of the type or cause of action or number of causes of action, whether in contract, tort (including negligence of any kind), misrepresentation, warranty, strict liability, indemnity or other legal or equitable grounds in respect of any and all Losses will be limited to and will not exceed a sum equal to one hundred percent (100%) of the total aggregate amount of the fees paid and/or payable by the Trust to the Administrator in respect of the Services under the Agreement in the twelve (12) month period immediately prior to the first event, act, or omission giving rise to the claim or, during the first twelve months following the Agreement Effective Date. The foregoing liability cap shall not apply to Losses incurred by the Administrator resulting from the Administrator’s gross negligence, willful misconduct, or fraud under this Agreement.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, or communication disruption.

The Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own bad faith, negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	Confidentiality and Use of Data

9.1 Confidentiality

9.1.1 All information provided by or on behalf of a party (the “Disclosing Party”) to the other party (the “Receiving Party”) or otherwise collected by a Receiving Party under or pursuant to this Agreement that is marked “confidential,” “restricted,” “proprietary” or with a similar designation, or that the Receiving Party knows or reasonably should know is confidential, proprietary or a trade secret will be treated as confidential (“Confidential Information”). The terms and conditions of this Agreement will be treated as each party’s Confidential Information as if each party is the Disclosing Party of such information.

9.1.2 Confidential Information will not include information that: (a) is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement; (b) was known to the Receiving Party (without an obligation of confidentiality) prior to its disclosure; (c) is independently developed by the Receiving Party without the use of other Confidential Information; or (d) is rightfully obtained on a non-confidential basis from a third party source.

9.2 Use of Confidential Information and Data

9.2.1 Use of Confidential Information and Data generally. Subject to this Section 9.2 and Section 9.3, all Confidential Information, including Data, will be used by the Receiving Party for the purpose of providing or receiving services, as applicable, pursuant to this Agreement or otherwise discharging its obligations under this Agreement.

9.2.2 Use of Data for Indicators. The Administrator and its Affiliates may use Data to develop, publish or otherwise distribute to third parties certain investor behaviour “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information relating to other customers of the Administrator and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution to or identification of such Data with the Trust, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Administrator publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

9.2.3 Economic benefit from Indicators. The Trust acknowledges that the Administrator may seek and realize economic benefit from the publication or distribution of the Indicators.

9.3 Disclosure of Confidential Information and Data

9.3.1 Disclosure of Confidential Information to Representatives. The Receiving Party may disclose Confidential Information of the Disclosing Party to its attorneys, accountants, auditors, consultants and other similar advisors that have a reasonable need to know such Confidential Information (“Representatives”) without the consent of the Disclosing Party, provided, however, that such Confidential Information is disclosed under obligations of confidentiality that prohibit the disclosure or use of such Confidential Information by the Representatives for any purpose other than the specific engagement with the Receiving Party, and provided further that, in the case of disclosure by the Trust as a Receiving Party, (i) such disclosure is solely for the purposes of advising the Trust with respect to their respective receipt of the Services, and (ii) the Representatives are not a State Street Competitor. The Parties acknowledge that use of Confidential Information by a Representative, whether in aggregated or anonymized form or otherwise, to represent any of its other clients in dealing with the Disclosing Party would constitute a breach of this Section 9.3. In circumstances where the Administrator is the Receiving Party, the term “Representatives” will include its Affiliates and Delegates (as defined below).

9.3.2 Subject to this Section, all Confidential Information will be used by the Receiving Party for the purpose of providing or receiving Services or otherwise discharging its obligations and exercising its rights under this Agreement.

9.3.3 The Receiving Party will not have breached its obligations under this Agreement by disclosing Confidential Information in connection with the performance of its obligations or the exercise of its rights under this Agreement or pursuant to any Proper Instruction or to the extent such disclosure is required to satisfy any legal requirement (including, in response to any court-issued orders, legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar processes or to satisfy the requirements of any applicable regulatory authority or requests by market infrastructure). Notwithstanding the foregoing, Trust may not disclose any Confidential Information to any third party or any Affiliate that is a State Street Competitor.

9.3.4 Except as otherwise set out in, and subject to, this Section, Confidential Information will not be disclosed by the Receiving Party to any third party without the prior consent of the Disclosing Party.

9.3.5 Disclosure and Use of Confidential Information by Administrator. The Administrator may disclose and permit use (as applicable) of Confidential Information of the Trust without the prior consent of the Trust:

9.3.5.1 to its Affiliates and Delegates in connection with the provision of services, or the discharge of its obligations under this Agreement or otherwise in accordance the standard set out in Section ___ or the carrying out of any Proper Instruction;

9.3.5.2 to any market infrastructure providers in accordance with the standard practices or requirements of such market infrastructure provider or otherwise to market counterparties (e.g., broker-dealers and foreign exchange dealers) in connection with the settlement, holding or administration of cash, securities, or other assets of the Trust; and

9.3.5.3 to its Affiliates in connection with the management of the businesses of the Administrator and its Affiliates, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance, and client service management, provided, however, that such Confidential Information is disclosed under obligations of confidentiality or in a manner consistent with standard industry practice.

9.3.6 Confidential Information and Cloud Computing and Storage. Each Party may, to the extent consistent with its rights under its agreements with the relevant third parties, store Confidential Information with third-party providers of information technology services, and permit access to Confidential Information by such third-party providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support, provided, however, such Confidential Information is disclosed under obligations of confidentiality.

9.3.7 Disclosure of Confidential Information to comply with law. The Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent such disclosure is required to satisfy any legal requirement, including in response to court-issued orders, investigative demands, subpoenas, audits or examinations or other similar processes or to satisfy the requirements of any applicable regulatory authority, or requests by market infrastructure.

9.3.8 Harm of Unauthorized Disclosure of Confidential Information. Each Party acknowledges that the disclosure to any non-authorized third party of Confidential Information or the use of Confidential Information in breach of this Agreement, may immediately give rise to continuing irreparable injury inadequately compensable in damages at law, and in such cases the Receiving Party agrees to waive any defense that an adequate remedy at law is available if the Disclosing Party seeks to obtain injunctive relief against any such breach or any threatened breach.

9.3.9 Responsibility for Representatives. Each Party will be responsible for any use or disclosure of Confidential Information of the Disclosing Party in breach of this Agreement by its Representatives as though such Party had used or disclosed such Confidential Information itself.

Except as otherwise expressly contemplated by this Agreement, nothing in this Section will limit the data-privacy obligations of either party under Applicable Law.

10.	Compliance with Governmental Rules and Regulations; Records

The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules, and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Administrator’s personnel as witnesses or deponents, the Trust agrees to pay the Administrator for the Administrator’s time and expenses, as well as the fees and expenses of the Administrator’s counsel incurred in such production.

11.	Services Not Exclusive

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

12.	Term and Termination

12.1 Term. This Agreement will commence on the Effective Date and will continue in full force and effect for a period of five (5) years from the Effective Date (the “Initial Term”), unless terminated earlier in accordance with this Section. Upon expiration of the Initial Term, this Agreement shall be automatically renewed for additional periods of one (1) year each (each, a “Renewal Term”, and all collectively, including the Initial Term, shall be referred to as the “Term”), unless either party provides written notice to the other party of its intent to not renew at least one hundred and eighty (180) days prior to the expiration of the then-current Term, or unless otherwise terminated earlier in accordance with the Agreement.

12.2 Neither Party may terminate this Agreement, any Schedule, or any Service prior to the expiry of the Term for any reason other than as expressly permitted by the terms of this Agreement.

12.3 Termination for Cause. Each party to this Agreement may terminate this Agreement with immediate effect on written notice to the other party if:

12.3.1 The other party is subject to an Insolvency Event;

12.3.2 The other party commits any material breach of:

(i)	Applicable law that has a material and negative impact on the non-breaching party;

(ii)	Its information security obligations in this Agreement; or

(iii)	This Agreement,

Provided, however, in each case above, if the material breach is capable of remedy, that material breach has not been remedied by the other party within sixty (60) days of written notice by the first party or, if such breach is not capable of remedy within such sixty (60) day period, a reasonable time mutually agreed to in writing by the relevant parties, provided, however, that the other party commences to cure such breach within such sixty (60) day period and diligently pursues the cure of such breach to completion.

12.4 Remedial Plan. If a party acting in good faith believes the other party has committed a material breach of this Agreement, such party will, prior to exercising its right under Section 12.3, escalate the matter by written notice given to the breaching party for good faith discussion and resolution. If after thirty (30) Business Days following such written notice, the parties have not agreed to a remedial plan, such party may proceed to provide the other party of written notice of material breach of the Agreement.

13.	Delegation

13.1 Use of Delegates. The Administrator has the right, without prior notice to or the consent of the Trust, to employ Delegates to provide or assist it in the provision of all or any part of the Services. Unless otherwise agreed in a fee schedule, the Administrator will be responsible for the compensation of its Delegates.

13.2 Provision of Information Regarding Delegates. The Administrator will provide or make available to the Trust on a quarterly or other periodic basis information regarding its global operating model for the delivery of the Services, which information will include the identities of Delegates affiliated with the Administrator that perform or may perform any part of the Services, and the locations from which such Delegates perform Services, as well as such other information about its Delegates as the Trust may reasonably request from time to time.

13.3 Responsibility for Delegates. The Administrator will be responsible for the Services delivered by, and the acts and omissions of, any such Delegate as if the Administrator had committed such acts and omissions itself.

13.4 With respect to the Fund Administration Tax Services as set forth on Schedule B2 attached hereto, the Trust acknowledges and agrees to execute and deliver to the Administrator a tax delegation consent in the form set forth as Schedule B2(i) hereto, with such changes as the Administrator may require from time to time. While the parties anticipate that such consent will be valid as long as the Agreement remains in effect, in the event the Trust revokes its consent at any time or does not provided its consent as required hereunder, the Trust acknowledges and agrees that the Administrator may, without liability or prior notice, cease performing any or all of the Fund Administration Tax Services and may renegotiate the fees the Administrator charge for such Fund Administration Tax Services.

13.5 Sole Point of Contact. Unless otherwise agreed by the Parties, the Administrator will remain the sole point of contact for the Trust regarding any Services provided by the Delegates.

14.	Interpretive and Additional Provisions

In connection with the operation of this Agreement, the Administrator, and the Trust on behalf of each of the Funds, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

15.	Notices

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Trust:

TCW ETF Trust

515 South Flower Street

Los Angeles, CA 90071

Attention: Peter Davidson

Telephone: (213) 244-0533

Email: peter.davidson@tcw.com

If to the Administrator:

State Street Bank and Trust Company

2495 Natomas Park Drive, Ste. 400

Sacramento, CA 95833

Attention: Andrea Sharp

Telephone: (916) 319-6688

Email: andrea.sharp@statestreet.com

with a copy to:

State Street Bank and Trust Company

1 Congress Street

Legal Department

Boston, MA 02114-2016

Attention: Senior Vice President and Senior Managing Counsel

16.	Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

17.	Assignment

This Agreement may not be assigned or transferred by the Trust (including as may occur as a result of any change of control of the Trust or other operation of law), without the prior written consent of the Administrator. This Agreement may not be assigned or transferred by the Administrator without the prior written consent of the Trust, except that the Administrator may assign or transfer this Agreement to a successor of all, or a substantial portion of, its business and assets (including a bridge bank or similar entity) that provides the services, or to one of its affiliates.

18.	Successors

The terms of this Agreement are binding on and will inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

19.	Data Protection

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes, or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state, or local government records lawfully made available to the general public.

20.	Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties, or commitments regarding the services to be performed hereunder whether oral or in writing.

21.	Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

22.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

23.	Governing Law And Jurisdiction. (a) This Agreement and the construction, performance, and validity of this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law principles of the Commonwealth of Massachusetts, and both parties submit to the exclusive jurisdiction of the state or Federal courts located in the Commonwealth of Massachusetts.

(b) In the event of a dispute, both parties irrevocably waive, to the fullest extent they may effectively do so, the defenses of an inconvenient forum to the maintenance of such action or proceeding or the absence of any personal jurisdiction with respect to such party and all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment (both before and after judgment), and execution to which it might otherwise be entitled in any action or proceeding in the state or Federal courts sitting in the Commonwealth of Massachusetts, and agree that they will not raise, claim or cause to be pleaded any such immunity at or in respect of such action or proceeding. The parties irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its address specified on Schedule 2. The parties agree that a final judgment in any such action or proceeding, all appeals having been taken or the time period for such appeals having expired, will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

24.	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments, and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

25.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

TCW ETF TRUST

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

Fund Name	Jurisdiction
TCW Multisector Credit Income ETF	Delaware
TCW AAA CLO Bond ETF
TCW Flexible Income ETF
TCW Senior Loan ETF
TCW Investment Grade Credit ETF
TCW High Yield Bond ETF

State Street: Select Classification Level	17